Exhibit 107
Calculation of Filing Fee Tables
S-3ASR
Allegiant Travel Company

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	Senior Debt Securities	456(b), 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to be Paid	Debt	Subordinated Debt Securities	456(b), 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to be Paid	Equity	Common Stock, par value $0.001 per share(3)	456(b), 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to be Paid	Equity	Preferred Stock, par value $0.001 per share(4)	456(b), 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to be Paid	Other	Depositary Shares(5)	456(b), 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to be Paid	Other	Warrants(6)	456(b), 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to be Paid	Other	Stock Purchase Contracts	456(b), 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to be Paid	Other	Stock Purchase Units	456(b), 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to be Paid	Other	Units(7)	456(b), 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to be Paid	Other	Guarantees(8)	456(b), 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts:						$0.00		$0.00
Total Fees Previously Paid:								$0.00
Total Fee Offsets:								$0.00
Net Fee Due:								$0.00

(1)	An indeterminate number of the securities of each identified class are being registered as may from time to time be offered at indeterminate prices, including an indeterminate number or amount of securities that may be issued upon settlement, exercise, conversion or exchange of securities offered hereunder, or pursuant to anti-dilution provisions. Separate consideration may or may not be received for securities that are issuable upon settlement, exercise, conversion or exchange of other securities or that are issued in units.
(2)	The Registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all registration fees. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.
(3)	Includes common stock that may be issued upon conversion of preferred stock or debt securities registered under this registration statement or upon exercise of warrants registered under this registration statement.
(4)	Includes preferred stock that may be issued upon conversion of preferred stock or debt securities registered under this registration statement or upon exercise of warrants registered under this registration statement.
(5)	Each depositary share will be issued under a deposit agreement, which will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.
(6)	The warrants covered by this registration statement may be warrants for common stock, preferred stock or depository shares.
(7)	Each unit will be issued under a unit agreement and will represent an interest in two or more other securities, which may or may not be separable from each other.
(8)	The debt securities may be guaranteed pursuant to guarantees by one or more subsidiaries of the Registrant. Pursuant to Rule 457(n), no separate fee for the guarantees will be payable.